EXHIBIT I

Execution Copy

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Agreement”) is entered into as of January 15, 2018, by and between Stefano Pessina, a citizen of Monaco, born on June 4, 1941 in Pescara, Italy, whose residential address is at Villa Farniente, 11 Chemin du Ténao, 98000 Monaco (“Pessina”) and Alliance Santé Participations S.A., a société anonyme incorporated in the Grand Duchy of Luxembourg, having its registered office at 14, avenue du X Septembre, L-2550, Luxembourg, Grand Duchy of Luxembourg and registered under the registration no. B 51280 (“ASP”).

RECITALS

WHEREAS, on January 15, 2015, Walgreens Boots Alliance, Inc. (the “Company”) granted Pessina 93,608 restricted stock units pursuant to the Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan on the terms and conditions set forth in the Restricted Stock Unit Award Agreement, dated January 15, 2015, (the “RSU Agreement”) which grant Pessina accepted on February 18, 2015;

WHEREAS, upon its grant the restricted stock unit award was not a derivative security within the meaning of Rule 16a-1(a) promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, on October 30, 2015, the Compensation Committee of the Company determined that the performance criteria applicable to the restricted stock unit award had been satisfied;

WHEREAS, pursuant to the terms of the RSU Agreement, each quarter Pessina has been issued additional restricted stock units in lieu of dividends on the outstanding restricted stock units, such that as of January 15, 2018, Pessina holds a total of 98,858 restricted stock units;

WHEREAS, pursuant to the terms of the RSU Agreement, the 98,858 shares of common stock, par value $0.01 per share, of the Company underlying the restricted stock units (the “Shares”) vest on January 15, 2018;

WHEREAS, Pessina has elected to pay cash to the Company to cover the income tax and other payroll tax withholding obligations that become due on the vesting of the Shares and is therefore entitled to receive all 98,858 Shares on their vesting;

WHEREAS, the closing price of the shares of common stock of the Company on the NASDAQ on Friday, January 12, 2017, being the last trading day prior to the Vesting Date was US$ 76.07 per share and the aggregate value of the Shares, based on such price per share, is US$ 7,520,128.06; and

WHEREAS, on the terms and conditions set forth herein Pessina desires to sell and transfer, and ASP wishes to purchase and accept, all Pessina’s rights and interest in the Shares after their vesting.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.            Definitions.  Capitalized terms used but not otherwise defined herein (including in the recitals hereto) shall have the meanings ascribed to them in the RSU Agreement.

2.            Sale of Shares.  Effective immediately after the vesting of the Shares, Pessina hereby sells, assigns, transfers and conveys to ASP and ASP hereby purchases, acquires and accepts from Pessina, all of the rights, title and interest in the Shares.

3.            Purchase Price; Loan Agreement.

(a)          Purchase Price.  In consideration for the sale, transfer, assignment and conveyance of the Shares ASP agrees to pay Pessina the sum of US$ 7,520,128.06, such purchase price being calculated on the basis of US$ 76.07 per share.

(b)          Deferred Payment.  Payment of the purchase price shall be settled by ASP entering into a loan agreement with Pessina, in the form attached as Schedule 1 (the “Loan Agreement”), providing for a loan in a principal amount equal to the US$ 7,520,128.06 purchase price, which loan shall be repaid according to the terms and conditions set forth in the Loan Agreement.

4.            Miscellaneous.

(a)          Governing Law.  This Agreement and any controversy or claim arising out of or relating to this Agreement shall be governed by the laws of the Grand Duchy of Luxembourg.

(b)          Amendments and Waivers.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all parties.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(c)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts.

(d)          Severability.  In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

(e)           Headings.  The headings of the sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

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ALLIANCE SANTE PARTICIPATIONS S.A.

By:	/S/ SIMONE RETTER
Name: Simone Retter
Title: (Administrateur) Director

By:	/S/ JEAN-PAUL GOERENS
Name: Jean-Paul Goerens
Title: (Administrateur) Director

STEFANO PESSINA

/S/ STEFANO PESSINA

Schedule 1

Form of Loan Agreement

[See Exhibit J]